Exhibit 99.2

Nemaura Medical Announces Commercial Agreement with UK Licensee

Nemaura has previously placed order for 200,000 CGMs in anticipation of commercial ramp-up

Loughborough, England – September 27, 2021 (GlobeNewswire) – Nemaura Medical, Inc. (NASDAQ: NMRD)(“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, announces that it has signed a global commercial contract with MySugarWatch DuoPack Limited (“MSW-DP”).

Under terms of the deal, the CGM and sensors will be provided as Duo-Packs with prescription only medicines that are widely prescribed for people with Type 2 diabetes. The initial Duo-Pack presentation will be launched as the first of these medicines loses its patent protection from Q4 2022. MSW-DP has been granted global rights to the sugarBEAT® non-invasive continuous glucose monitor (CGM) devices and sensors, to be provided solely as Duo-Packs with these medicines, under the terms of the agreement, which Nemaura will sell to MSW-DP under the license agreement.

The prescribed medicines are designed to help control and manage Type 2 diabetes, and the CGM and sensor packs will be provided to the patient along with the medicine to help support patient care.

The agreement spans all major global territories, with the first launch planned in the UK in Q4 2022, and all major EU territories thereafter. In 2020 there were approximately 2.1 million people in total in the UK and four key European territories being prescribed this first medicine that will be made available as a Duo-Pack.

“We look forward to this exciting partnership whereupon sugarBEAT® products will support the care of patients with Type 2 diabetes. It is important that patients have a more convenient way to monitor the effectiveness of their therapeutic treatments without the hassle of repeated finger pricks and other invasive techniques,” said Nemaura CEO Dr. Faz Chowdhury. “We look forward to continuing to innovate and develop solutions for patients across the world.”

In anticipation of closing the contract with MSW-DP, and given the lengthy lead times on electronic components, Nemaura placed orders for 200,000 CGM devices in July 2021. Each patient is expected to receive a pack of four sensors each month. Thus, the Company would expect to supply 800,000 sensors each month to service just these initial 200,000 devices, assuming all 200,000 devices are placed in the hands of patients and are used as directed. The company is preparing to be able to fulfill orders to support MSW-DP for a Duo-Pack launch in Q4 of 2022.

Importantly, this contract does not preclude the direct sales of sugarBEAT® sensors in any territories by Nemaura, and the Company expects to have a parallel direct-to-consumer (DTC) offering of the sensors in those markets where the CE Mark is accepted.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com